EXHIBIT 99.1

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                                                                    NEWS RELEASE
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                                                           FOR IMMEDIATE RELEASE


ENGlobal Corporation                               CONTACT:  Natalie S. Hairston
                                                                  (281) 821-3200


                 ENGLOBAL CORPORATION ANNOUNCES YEAR-END RESULTS

HOUSTON, March 30, 2004 - ENGlobal Corporation (AMEX: ENG), a leading provider of engineering services, today reported net income of $2.2 million, or 9 cents per share, for the fiscal year ended December 31, 2003 compared to net income of $1.8 million, or 7 cents per share, for the prior year. Comparatively, results for the fourth quarter 2003 were also favorable, increasing to 3 cents per share from 2 cents per share for the fourth quarter 2002.

During 2003, the Company increased its total revenue by $34.6 million or 38.8% from revenues of $89.1 million in 2002 to $123.7 million in 2003. This revenue growth is primarily attributable to the engineering segment, which was awarded engineering, procurement, and construction ("EPC") phases of two major projects. However, procurement activities, which typically carry a much lower mark-up than labor revenue, were a significant factor in this growth. Procurement-based revenues were $34.5 million, $5.2 million, and $0.6 million in 2003, 2002, and 2001, respectively. Engineering labor-based revenues for the same years were $73.9 million, $69.8 million, and $13.6 million. Revenues generated from procurement activities are currently anticipated to be lower in 2004 than 2003 due to the conclusion of a large project in the first quarter of this year.

Gross profit for the Company increased by $2.6 million or 17.8% from $14.4 million in 2002 to $17 million in 2003. Selling, general and administrative expenses increased by $1.8 million or 17% from $10.6 million in 2002 to $12.4 million in 2003 primarily due to expenses incurred in connection with the creation of a centralized business development department. Operating profit increased by $0.8 million or 20.1% from $3.8 million in 2002 to $4.5 million in 2003.

The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 will be filed with the Securities and Exchange Commission on March 30, 2004 reflecting these results.

The Company also reported that, after further due diligence, it has discontinued negotiations relating to a previously announced transaction with Spectrum Design Services, Inc. During 2004, the Company expects to continue to pursue acquisitions that complement its strategic plan.




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           600 Century Plaza Drive * Suite 140 * Houston, Texas 77073
                                www.ENGlobal.com

ENGlobal Corporation Press Release
March 30, 2004
Page 2


                              FINANCIAL HIGHLIGHTS
                              --------------------
                      (in thousands, except per share data)

                                                   Years Ended December 31
                                                   -----------------------
                                                       2003       2002
                                                     --------   --------

       Revenue                                       $123,719   $ 89,122
       Cash Flow from Operating Activities, net         6,557      1,302

       Working Capital                               $  6,505   $  8,416
       Property and Equipment, net                      4,302      4,779
       Total Assets                                    42,530     40,068
       Long-term Debt                                   8,129     13,323
       Capital Leases                                      20         24
       Stockholders' Equity                          $ 18,175   $ 13,389
                                                     --------   --------

       Basic and diluted earnings per share:
          Net income per share (basic and diluted)        .09        .07
                                                     --------   --------
          Weighted average number of shares
                outstanding (basic)                    23,301     22,861
                                                     ========   ========
          Weighted average number of shares
                outstanding (diluted)                  23,734     23,013
                                                     ========   ========


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About ENGlobal Corporation
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ENGlobal Corporation provides engineering services and systems principally to the petroleum refining, petrochemical, pipeline, production, and process industries throughout the United States and internationally. ENGlobal's multi-disciplinary engineering services group develops projects from the initial planning stage through detailed design, procurement, and construction management. The systems group develops, manufactures, installs, and services control and instrumentation systems utilized in various energy and process-related industries, and provides services and products that support the advanced automation and environmental technology fields. The Company, with its subsidiaries, now employs over 1,000 employees and occupies over 250,000 square feet of office and manufacturing space. Further information about the Company and its subsidiaries is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
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Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to, the Company's ability to achieve its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. Reference is hereby made to cautionary statements set forth in the Company's Form 10-K for the year ended December 31, 2003, Form 10-Q's for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, current Forms 8-K, and other SEC filings. Moreover, the discussion in this press release of the Company's proposed acquisitions is subject to risks which include the fact that such acquisitions may not close, may close on less favorable terms than desired, or may close but not be successfully and profitably integrated by the Company.